Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our reports dated October 23, 2018, with respect to the Financial Statements of Principal Funds, Inc. for the year ended August 31, 2018 , filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 257 to the Registration Statement under the Securities Act of 1933 (No. 033-59474).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
December 21, 2018